VARIABLE ANNUITY ACCOUNT C

    Group Variable Retirement Annuity Contract For Tax-Deferred Annuity Plans
              Section 403(b), Qualified 401 Plans, and HR 10 Plans

              SCHEDULE FOR COMPUTATION OF TOTAL RETURN CALCULATIONS
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Total Return Calculation (Standardized)
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The standardized rate represents fund performance for the most recent 1-year,
5-year and 10-year periods. The "1-year rate" represents fund performance for the period January 1, 1996 through December 31, 1996. The "5-year rate" is for the period January 1, 1992 through December 31, 1996. The "10-year rate" is for the period January 1, 1987 through December 31, 1996. If the results are not available for the full period indicated, the rate since inception is used.

The formula used in the computation of the total return calculations is as follow:

          1/n
T=((ERV/P)    - 1) where:

     T   =   average annual total return
     P   =   a hypothetical initial payment of $1,000
     n   =   1 for the "1-year rate," 5 for the "5-year rate," and 10 for the "10-year rate" (or fractional period thereof)
     ERV =   ending redeemable value of a hypothetical $1,000 payment made at the beginning of each of the periods

The unit values used in the calculation reflect the deduction of all recurring charges during each period (e.g., the mortality and expense risk charges, and administrative charge (if applicable)). For calculating the redeemable value, the termination fee and front-end load are taken into consideration.

Total Return Calculation (Non-Standardized)
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The non-standardized rate represents fund performance for the most recent
1-year, 3-year, 5-year and 10-year periods. The 1-year rate is for the period January 1, 1996 through December 31, 1996; the 3-year rate is for period January 1, 1994 through December 31,1996; the 5-year rate is for the period January 1, 1992 through December 31, 1996; and the 10-year rate is for the period January 1, 1987 through December 31, 1996.

The non-standardized figures will be calculated in a manner similar to the one discussed above for the standardized figures, except that non-standardized figures will not reflect the deduction of any applicable termination fee (which would decrease the level of performance shown if reflected in these calculations).

For an illustration of the Computation of the Total Return Quotations, both Standardized and Non-Standardized, see attached.